Exhibit 99.1

NEWS RELEASE
UROPLASTY, INC. REPORTS RECORD SALES FOR SECOND FISCAL QUARTER
— 73% Sales Growth Over Same Quarter Last Year —
— 20% U.S. Sequential Quarterly Sales Increase —
— FY08 Revenue Projection Raised —
— Preliminary FY09 Revenue Outlook Provided —
— Conference Call to be Held at 10:00 a.m. Central Time Today —
MINNEAPOLIS, MN, November 1, 2007 — Uroplasty, Inc. (AMEX: UPI) today reported record net sales of $3.0 million for the second quarter of fiscal 2008 ended September 30, 2007, up 73% from $1.8 million in the year ago quarter. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales during the second fiscal quarter increased by approximately 66%.
For the three months ended September 30, 2007, sales to customers in the U.S. increased to $1.2 million from $253,000 in the year ago quarter. Sales for the three months ended September 30, 2007 represent a sequential increase of 20% from $1.0 million in the first quarter of fiscal 2008. Sales to customers outside the U.S. for the three months ended September 30, 2007 were $1.8 million, representing a $318,000 or 21% increase, compared to $1.5 million in the year ago quarter. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales to customers outside of the U.S. increased by approximately 13%.
David B. Kaysen, Uroplasty’s President and CEO said, “We are very encouraged by our record revenue performance this year and our sequential quarterly sales growth in the U.S. Both achievements are due to the growing market acceptance of our Urgent® PC system, which contributed to our record performance this year. During the second quarter, we surpassed 200 active customers in the U.S. for our Urgent PC system and doctors are excited about the benefits it provides to their patients. We believe that our Urgent PC system, which received regulatory approvals in the summer of 2006, is the only FDA-approved non-surgical nerve stimulation device for the treatment of overactive bladder symptoms.”
“Early in the second quarter, we completed an evaluation of our U.S. market coverage and identified several geographic areas where we believe the market potential justified the addition of employed field sales representatives,” continued Mr. Kaysen. “We have now expanded our U.S. field sales organization from four employed representatives at the start of our fiscal year on April 1, 2007 to 17 by the end of October and our goal is to have 20 in place by the end of the fiscal year. We have supplemented the employed field sales people with 11 independent sales representatives’ groups.”
Kaysen further noted, “We have achieved strong international sales growth this year which is based on a weak first half of fiscal 2007. We expect growth outside of the U.S. to moderate in the second half.”
For the six months ended September 30, 2007, net sales of $6.0 million increased 70% from $3.5 million for the same period in the prior year. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales increased by approximately 64%.
For the six months ended September 30, 2007, sales to customers in the U.S. increased to $2.2 million, compared to $357,000 in the same six-month period last year. Sales to customers outside the U.S. for the six months ended September 30, 2007 were $3.8 million, representing a $592,000 or 19% increase, compared to $3.2 million in the same six-month period last year. Excluding the translation impact of fluctuations in foreign currency exchange rates, sales to customers outside of the U.S. increased by approximately 12%.
Net loss for the three- and six-month periods ended September 30, 2007 was $1.4 million, or $0.10 per diluted share, and $2.2 million, or $0.17 per diluted share, respectively. Net loss for the corresponding periods in the prior year was $2.2 million, or $0.28 per diluted share, and $3.4 million, or $0.46 per diluted share, respectively.
Non-GAAP operating loss, which excludes non cash charges attributed to SFAS 123 (R) stock options, and depreciation and amortization expenses, as set forth below and reconciled to GAAP operating loss, declined to $616,000 and $1.0 million for the three and six months ended September 30, 2007, respectively, from $1.2 million and $2.4 million for the respective year ago periods. The company attributed the decline primarily to the increase in sales and an improvement in gross margin rate offset partially by a moderate increase in cash operating expenses.
Mr. Kaysen continued, “Based on our year-to-date performance, we now expect our fiscal year 2008 revenue to be between $12.5 million and $13 million. This projection is up from the previous projection of between $11.5 million and $12.5 million. In addition, contingent upon the continued market adoption of our Urgent PC system and the successful expansion of our U.S. direct sales force, we currently believe we can achieve in fiscal 2009 an overall sales growth of 30% to 40% and a U.S. sales growth in excess of 60%. ”
As previously announced, Uroplasty will host an audio conference call on Thursday, November 1, 2007, at 10.00 a.m. Central Time to review the financial results for the second fiscal quarter. David Kaysen, President and Chief Executive Officer and Medi Jiwani, Vice President, Chief Financial Officer and Treasurer will host the call. Individuals wishing to participate in the conference call should dial 800.257.1836 (domestic) or 303.262.2190 (international). An audio replay will be available two hours after the call for 30 days by dialing 800.405.2236 (domestic) or 303.590.3000 (international), with the passcode 11101280#.

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$3,039,543	$1,760,771	$5,988,217	$3,524,980
Cost of goods sold	669,041	452,857	1,263,253	1,008,372

Gross profit	2,370,502	1,307,914	4,724,964	2,516,608

Operating expenses
General and administrative	1,147,432	800,715	1,955,806	1,658,287
Research and development	426,997	658,409	933,122	1,333,363
Selling and marketing	1,974,583	1,303,696	3,607,372	2,536,283
Amortization of intangibles	206,482	26,575	423,003	53,112

	3,755,494	2,789,395	6,919,303	5,581,045

Operating loss	(1,384,992)	(1,481,481)	(2,194,339)	(3,064,437)

Other income (expense)
Interest income	65,239	18,308	141,622	37,815
Interest expense	(9,279)	(10,483)	(20,644)	(16,465)
Warrant expense	—	(700,412)	—	(372,680)
Foreign currency exchange gain (loss)	(13,877)	3,553	(15,906)	29,964
Other, net	—	(1,216)	1,880	3,585

	42,083	(690,250)	106,952	(317,781)

Loss before income taxes	(1,342,909)	(2,171,731)	(2,087,387)	(3,382,218)

Income tax expense (benefit)	41,783	(12,841)	137,940	17,911

Net loss	$(1,384,692)	$(2,158,890)	$(2,225,327)	$(3,400,129)

Basic and diluted loss per common share	$(0.10)	$(0.28)	$(0.17)	$(0.46)

Weighted average common shares outstanding:
Basic and diluted	13,342,284	7,784,118	13,162,862	7,376,900

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	March 31, 2007)
	(unaudited)
Assets

Cash, cash equivalents and	$5,709,747	$6,763,702
short-term investments
All other current assets	3,009,821	2,449,081
Property, plant, and equipment, net	1,510,722	1,431,749
Intangible assets, net	4,633,676	308,093
Deferred tax assets	97,838	93,819

Total assets	$14,961,804	$11,046,444

Liabilities and Shareholders’ Equity

Total current liabilities	2,189,610	2,005,608
Long-term debt — less current maturities	413,064	427,382
Deferred rent — less current portion	197,680	214,381
Accrued pension liability	318,564	596,026

Total liabilities	3,118,918	3,243,397

Shareholders’ equity:
Common stock $.01 par value; 40,000,000 shares authorized, 13,450,140 and 11,614,330 shares issued and outstanding at September 30 and March 31, 2007, respectively	134,501	116,143
Additional paid-in capital	30,076,261	23,996,818
Accumulated deficit	(18,236,317)	(16,010,990)
Accumulated other comprehensive loss	(131,559)	(298,924)

Total shareholders’ equity	11,842,886	7,803,047

Total liabilities and shareholders’ equity	$14,961,804	$11,046,444

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended September 30, 2007 and 2006
(Unaudited)

	Six Months Ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(2,225,327)	$(3,400,129)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	529,766	147,989
Gain on disposal of equipment	(2,771)	(3,584)
Warrant expense	—	372,680
Stock-based consulting expense	26,004	29,524
Stock-based compensation expense	644,637	447,652
Deferred income taxes	2,474	(42,976)
Deferred rent	(17,500)	(13,917)
Changes in operating assets and liabilities:
Accounts receivable	(498,578)	(368,428)
Inventories	(16,176)	(221,587)
Other current assets and income tax receivable	64,660	121,808
Accounts payable	190,508	216,037
Accrued liabilities	(80,459)	(86,062)
Accrued pension liability, net	(305,435)	142,780

Net cash used in operating activities	(1,688,197)	(2,658,213)

Cash flows from investing activities:
Proceeds from sale of short-term investments	1,800,000	1,137,647
Purchase of short-term investments	(1,200,000)	—
Purchases of property, plant and equipment	(135,984)	(126,740)
Proceeds from sale of equipment	4,417	4,294
Payments for intangible assets	(89,725)	—

Net cash provided by investing activities	378,708	1,015,201

Cash flows from financing activities:
Proceeds from financing obligations	178,374	210,999
Repayment of debt obligations	(184,458)	(104,656)
Net proceeds from issuance of common stock, warrants and option exercise	768,298	1,967,023

Net cash provided by financing activities	762,214	2,073,366

Effect of exchange rates on cash and cash equivalents	93,320	(10,484)

Net increase (decrease) in cash and cash equivalents	(453,955)	419,870

Cash and cash equivalents at beginning of period	3,763,702	1,563,433

Cash and cash equivalents at end of period	$3,309,747	$1,983,303

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,024	$14,615
Cash paid during the period for income taxes	38,923	58,335
Supplemental disclosure of non-cash financing and investing activities:
Employee retirement savings plan contribution issued in common shares	$—	$44,385
Property, plant and equipment additions funded by lessor allowance and	—	280,000
classified as deferred rent
Purchase of intellectual property funded by issuance of stock	$4,658,861	$—

Non-GAAP Financial Measures. The following table reconciles our non-GAAP financial measures that exclude non cash charges attributed to stock options under SFAS 123 (R), and depreciation and amortization expenses from gross profit, operating expenses and operating loss to our GAAP financial statements above. The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP. We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies. Therefore, our non-GAAP financial measures may not be comparable to those used by other companies. We have described the reconciliations of each of our non-GAAP financial measures above to the most directly comparable GAAP financial measures.
Management uses our non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the performance of our business because they provide a link to operating cash flow. We also believe that analysts and investors use such measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Gross Profit
GAAP gross profit	$2,370,502	$1,307,914	$4,724,964	$2,516,608
% of sales	78%	74%	79%	71%
SFAS 123 (R) stock option charges	9,107	641	9,686	1,361
Depreciation expenses	13,054	12,491	28,604	24,028

Non-GAAP gross profit	2,392,663	1,321,046	4,763,254	2,541,997

Operating Expenses
GAAP operating expenses	3,755,494	$2,789,395	$6,919,303	$5,581,045
SFAS 123 (R) stock option charges	494,449	165,933	660,955	475,815
Depreciation expenses	46,379	42,789	78,159	70,848
Amortization expenses	206,482	26,576	423,003	53,113

Non-GAAP operating expenses	3,008,184	2,554,097	5,757,186	4,981,269

Operating Loss
GAAP operating loss	(1,384,992)	(1,481,481)	(2,194,339)	(3,064,437)
SFAS 123 (R) stock option charges	503,556	166,574	670,641	477,176
Depreciation expenses	59,433	55,280	106,763	94,876
Amortization expenses	206,482	26,576	423,003	53,113

Non-GAAP operating loss	$(615,521)	$(1,233,051)	$(993,932)	$(2,439,272)

****
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our primary focus is the commercialization of our Urgent PC® system, which we believe is the only FDA-approved non-surgical neurostimulation therapy for the treatment of overactive bladder symptoms (OAB). We also offer Macroplastique® Implants, a bulking agent for the treatment of urinary incontinence. Please visit Uroplasty, Inc. at www.uroplasty.com.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. Our fiscal 2008 to date financial performance is not indicative of future performance. We cannot assure that we will achieve our projected revenue target range for fiscal 2008 or 2009, or that we can successfully expand our U.S. field sales force. Uroplasty undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.
For Further Information:

Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk/Julie Huang (Investors)
Medi Jiwani, Vice President, CFO, and	646.443.6963
Treasurer,	Steve DiMattia (Media)
952.426.6140	646.201.5445